YOU On Demand Reports Q2 2015 Results

•	Q2 revenues increased 710% year-over-year and 44% quarter-over-quarter
•	Investor Update Call Scheduled Today at 8:00 a.m. ET

New York, NY, August 13, 2015 -- YOU On Demand Holdings, Inc. (NASDAQ: YOD) (“YOU On Demand” or the “Company” or “YOD”), a leading Chinese multi-platform video streaming service provider delivering Hollywood movies and premium content to mobile and TV screens, announced today its Q2 2015 operating results for the period ended June 30, 2015 (a full copy of the Company’s quarterly report on Form 10-Q is also being posted at www.sec.gov).

Conference Call: Chairman Shane McMahon, CEO Weicheng Liu and VP of Finance Grace He will host a conference call at 8:00 a.m. ET today.

To join the webcast, please visit the ‘Webcasts and Events’ section of the YOD corporate website, http://corporate.yod.com. Otherwise, the toll-free dial-in is: 877/407-3107; international callers should dial: 201/493-6796.

YOD Q2 2015 Operating Results

With revenues in Q2 2015 of approximately $1,480,000, YOD saw year-over-year & quarter-over- quarter growth of 710% and 44%, respectively. The increase in revenue was primarily attributable to the growth in the video streaming business on mobile and Over-The-Top (OTT) platforms. 2015 YTD revenues now stand at $2,508,000, surpassing total revenues for the entire year ended 2014 by $545,000, or 28%.

Gross profit for Q2 2015 was approximately $651,000, as compared to a gross loss of $674,000 during the same period in 2014. The increase in gross margin was primarily due to growth in revenue while maintaining tight control of costs. YOD’s cost of revenue is largely comprised of content licensing fees and, to a lesser extent, costs associated with direct delivery of our content services such as content preparation fees and government censorship clearance costs.

Selling, general and administrative expenses for Q2 2015 decreased approximately $612,000, to $1,659,000, as compared to $2,271,000 in Q2 2014. The decrease resulted predominantly from resource shifts to China as part of our long-term cost savings and operations enhancement initiatives.

Salaries and personnel costs are the principal components of selling, general and administrative expenses. While we added resources in the area of product development and operations in Q2 2015, salaries and personnel costs decreased 6% as compared to the same period in 2014, due to our cost saving initiatives.

Total operating expense in Q2 2015 decreased 23% to $1,905,000 from $2,486,000 in the same period last year.

Net loss was $1,324,000 for Q2 2015 compared to net loss of $1,086,000 in the comparable 2014 period. Net loss for Q2 2014 was primarily affected by non-operating income of $1,502,000 due to change in fair value of warrant liabilities. The Company recognizes certain warrants as derivative liabilities and re-measures these warrants at the end of every reporting period and upon settlement. The fair value change of these warrants is primarily affected by fluctuation in closing stock price. Net loss for Q2 2015 was primarily affected by loss from operations of $1,255,000.

Basic and diluted loss per share for Q2 2015 was $0.06 as compared to a $0.05 loss per share in the same period in 2014. For the six months ended June 30, 2015, basic and diluted loss per share was $0.17 as compared to a $1.50 loss per share for the same six-month period in 2014.

As of June 30 2015, the Company had cash and cash equivalents of approximately $6.9 million and total current assets of approximately $10.9 million.

YOU On Demand CEO Weicheng Liu, stated, “Our second-quarter and year-to-date financial performance is the result of continued business momentum, driven by solid execution of recent service launches, the strength and clout of our distribution partners and steady growth in consumer uptake. In the second quarter of 2015 we were able to grow revenues by 44% as compared to first quarter 2015, and our revenue for the past six months has already surpassed our revenue for the entire year of 2014 by 28%. These are direct results of our intensified commitment to delivering high quality entertainment across a spectrum of consumer devices and screens. In Q2, we announced two major partnerships including: the launch of a mobile streaming service on C Media's railway Wi-Fi platform and an expanded partnership with Dr. Peng Group which offers YOU On Demand subscription services bundled with their sales of OTT boxes and Smart TVs. With these and more partnerships to be announced in the coming weeks and months we believe YOU On Demand is starting to hit its stride.”

About YOU On Demand Holdings, Inc. (http://corporate.yod.com)

YOU On Demand (NASDAQ: YOD), is a leading multi-platform entertainment service company delivering premium content, including leading Hollywood movie titles, to customers across China via subscription and transactional streaming services. The Company has secured alliances with leading global media operators and content developers. YOU On Demand has content distribution agreements in place with many of Hollywood's top studios including Disney Media Distribution, Paramount Pictures, NBC Universal and Twentieth Century Fox Television Distribution, Miramax, as well as a broad selection of the best content from Chinese filmmakers. The Company has a comprehensive end-to-end secure delivery system, governmental partnerships and approvals and offers additional value-added services. YOU On Demand has strategic partnerships with the largest media entities in China, a highly experienced management team with international background and expertise in Cable, Television, Film, Digital Media, Internet and Telecom. YOU On Demand is headquartered in both New York, NY and Beijing, China.

Safe Harbor Statement

This press release contains certain statements that may include "forward looking statements." All statements other than statements of historical fact included herein are "forward-looking statements." These forward looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

CONTACT:
Jason Finkelstein
YOU On Demand
212-206-1216
jason.finkelstein@yod.com
@youondemand

Financial Tables Follow

YOU On Demand Holdings, Inc., Its Subsidiaries and Variable Interest Entity

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended			Six months ended
	June 30, 2015		June 30, 2014	June 30, 2015		June 30, 2014

Revenue	$1,479,648		182,696	2,507,576		320,377
Cost of revenue	829,039		857,179	1,872,038		1,733,117
Gross profit/(loss)	650,609		(674,483)	635,538		(1,412,740)

Operating expenses:
Selling, general and administrative expense	1,658,814		2,270,657	4,107,116		3,911,297
Professional fees	151,363		76,231	440,081		261,715
Depreciation and amortization	95,082		139,590	184,825		289,550
Total operating expenses	1,905,259		2,486,478	4,732,022		4,462,562
Loss from operations	(1,254,650)		(3,160,961)	(4,096,484)		(5,875,302)

Interest & other
income/(expenses)
Interest expense, net	(30,232)		(28,321)	(58,555)		(2,317,059)
Change in fair value of warrant liabilities	49,344		1,501,632	34,049		(937,386)
Change in fair value of contingent consideration	-		589,994	-		(113,132)
Loss on long-term equity investments	(60,621)		(5,349)	(93,024)		(10,257)
Gain from disposal of consolidated entities	-		-	-		727,963
Others	(36,576)		(15,015)	(46,343)		(67,681)
Net loss before income tax and non-controlling interest	(1,332,735)		(1,118,020)	(4,260,357)		(8,592,854)
Income tax benefit	8,612		32,495	17,224		55,437
Net loss	(1,324,123)		(1,085,525)	(4,243,133)		(8,537,417)

Net loss attributable to non-controlling interests	7,303		292,560	127,524		527,344
Net loss attributable to YOU On Demand shareholders	(1,316,820)		(792,965)	(4,115,609)		(8,010,073)
Dividends and deemed dividends on preferred stock	-		-	-		(16,402,161)
Net loss attributable to YOU on Demand common shareholders	(1,316,820)		(792,965)	(4,115,609)		(24,412,234)

Basic and diluted loss per share:
Basic and diluted loss per share	$(0.06	) $	(0.05)	$(0.17	) $	(1.50)

Weighted average shares outstanding:
Basic and diluted	23,851,602		16,598,990	23,833,760		16,267,036

YOU On Demand Holdings, Inc., and Its Subsidiaries
UNAUDITED CONSOLIDATED BALANCE SHEET

	June 30,	December 31,
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$6,865,510	$10,812,371
Accounts receivable, net	2,680,483	1,091,076
Licensed content, current	722,893	1,041,609
Prepaid expenses	556,819	196,474
Other current assets	109,294	22,442
Total current assets	10,934,999	13,163,972

Property and equipment, net	248,711	320,671
Licensed content, non-current	26,200	35,648
Intangible assets, net	2,315,759	2,320,103
Goodwill	6,648,911	6,648,911
Long-term equity investments	757,441	850,054
Other non-current assets	475,745	365,006
Total assets	$21,407,766	$23,704,365

LIABILITIES, CONVERTIBLE REDEEMABLE PREFERRED STOCK AND EQUITY
Current liabilities:
Accounts payable	30,614	110,814
Deferred revenue	331,177	13,431
Accrued expenses and other liabilities	2,916,098	2,046,783
Accrued license fees	895,799	348,007
Convertible promissory note	3,000,000	3,000,000
Warrant liabilities	551,001	585,050
Total current liabilities	7,724,689	6,104,085
Deferred income tax liability	347,348	364,572
Total liabilities	8,072,037	6,468,657

Commitments and contingencies

Convertible redeemable preferred stock:
Series A - 7,000,000 shares issued and outstanding, liquidation preference of $3,500,000 at June 30, 2015 and December 31, 2014, respectively	1,261,995	1,261,995
Equity:
Series E Preferred Stock - $0.001 par value; 16,500,000 shares authorized, 7,326,426 and 7,365,283 shares issued and outstanding, liquidation preference of $12,821,246 and $12,889,245 at June 30, 2015 and December 31, 2014, respectively	7,326	7,365
Common stock, $0.001 par value; 1,500,000,000 shares authorized, 23,860,369 and 23,793,702 shares issued and outstanding at June 30, 2015 and December 31, 2014, respectively	23,861	23,794
Additional paid-in capital	96,691,120	96,347,272
Accumulated deficit	(82,472,176)	(78,356,567)
Accumulated other comprehensive loss	(65,637)	(66,032)
Total YOU On Demand shareholder’s equity	14,184,494	17,955,832
Non-controlling interest	(2,110,760)	(1,982,119)
Total equity	12,073,734	15,973,713
Total liabilities, convertible redeemable preferred stock and equity	$21,407,766	$23,704,365